SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 13, 2000

FMC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2376	94-4079804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Randolph Drive, Chicago, Illinois 60601

(Address of principal executive offices) (Zip Code)

(312) 861-6000

Registrant's telephone number,
including area code

Item 5. Other Events

On October 13, 2000, FMC Corporation issued the following release:

FMC CORPORATION SETTLES LAWSUIT

CHICAGO, October 13, 2000-FMC Corporation today announced that it has reached a settlement in a lawsuit related to the U.S. Army's Bradley Fighting Vehicle. FMC agreed to pay $80 million, including interest and legal fees, (approximately $65 million in total after tax) with no admission of error or liability. The settlement requires approval of the U.S. Department of Justice and the U.S. District Court, expected before year-end.

FMC said the settlement eliminates continuing uncertainty about the litigation and the vagaries of the appeal process. The payment will be accrued in the third quarter in FMC's results of discontinued operations. FMC noted that 70 to 75 percent of the settlement, net of legal fees, will go to the U.S. government in this action under the False Claims Act.

In 1986, a former FMC employee, Henry Boisvert, brought the lawsuit, alleging that the Bradley did not meet certain specifications of the U.S. Army. The U.S. government investigated Boisvert's allegations and declined to intervene as a plaintiff.

In 1998, a jury verdict awarded damages of $125 million, plus penalties, against the company. Since portions of the verdict were subject to doubling or trebling, the total judgment might have been in excess of $380 million if the verdict had been allowed to stand.

Following post-trial arguments, the U.S. District Court entered judgment for $87 million, plus interest, legal fees and costs, which could have totaled in excess of $110 million. Both sides subsequently appealed, but reached agreement in a mediated settlement.

FMC sold its defense operations in October 1997 and is currently negotiating the sale of a large block of former defense property in San Jose, California.

FMC is one of the world's leading producers of chemicals and machinery for industry and agriculture. FMC employs approximately 15,000 people at more than 90 manufacturing facilities and mines in more than 25 countries. The company divides its businesses into five segments: Energy Systems, Food and Transportation Systems, Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors in the corporation's 1999 Form 10-K report and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. The corporation does not intend to update this information and disclaims any legal obligation to the contrary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION

By /s/ Stephen F. Gates

Stephen F. Gates Senior Vice President, General Counsel and Secretary

Date: October 16, 2000